EXHIBIT 99.2
Management’s Discussion and Analysis of Financial Condition and Results of Operations
of CBL & Associates Limited Partnership
December 31, 2012

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this section or elsewhere in this report may be deemed “forward looking statements” within the meaning of the federal securities laws.  All statements other than statements of historical fact should be considered to be forward-looking statements. In many cases, these forward looking statements may be identified by the use of words such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” or similar expressions.  Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this report. In this discussion, the terms “we,” “us,” “our” and the “Operating Partnership” refer to CBL & Associates Limited Partnership and its subsidiaries.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained.  It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. Such known risks and uncertainties include, without limitation:

•	general industry, economic and business conditions;

•	interest rate fluctuations;

•	costs and availability of capital and capital requirements;

•	costs and availability of real estate;

•	inability to consummate acquisition opportunities and other risks associated with acquisitions;

•	competition from other companies and retail formats;

•	changes in retail rental rates in our markets;

•	shifts in customer demands;

•	tenant bankruptcies or store closings;

•	changes in vacancy rates at our properties;

•	changes in operating expenses;

•	changes in applicable laws, rules and regulations;

•	sales of real property; and

•
the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future refinancing requirements and business.

This list of risks and uncertainties is only a summary and is not intended to be exhaustive.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes included in Exhibit 99.1 of this Form 8-K. Capitalized terms used, but not defined, in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements.

Executive Overview

We are a Delaware limited partnership that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, associated centers, community centers and office properties. Our shopping centers are located in 27 states, but are primarily in the southeastern and midwestern United States.  CBL & Associates Properties, Inc. ("CBL"), a Delaware corporation, is a self-managed, self-administered, fully integrated real estate investment trust ("REIT") whose stock is traded on the New York Stock Exchange. CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At December 31, 2012, CBL Holdings I, Inc., our sole general partner, owned a 1.0% general partner interest and CBL Holdings II, Inc. owned a 83.5% limited partner interest for a combined interest held by CBL of 84.5%.

As of December 31, 2012, we owned controlling interests in 77 regional malls/open-air and outlet centers (including one mixed-use center), 28 associated centers (each located adjacent to a regional shopping mall), six community centers and 13 office buildings, including our corporate office building. We consolidate the financial statements of all entities in which we have a controlling financial interest or where we are the primary beneficiary of a variable interest entity ("VIE"). As of December 31, 2012, we owned noncontrolling interests in nine regional malls, four associated centers, four community centers and seven office buildings. Because one or more of the other partners have substantive participating rights, we do not control these partnerships and joint ventures and, accordingly, account for these investments using the equity method.  We had controlling interests in the development of one outlet center, owned in a 75%/25% joint venture at December 31, 2012, one community center development, one mall expansion and two mall redevelopments under construction at December 31, 2012. We also hold options to acquire certain development properties owned by third parties.

Operationally, we continue to pursue strategic acquisitions, prune non-core and mature assets, and invest in our properties through development and expansion initiatives. Occupancy increased 100 basis points in 2012 to 94.6% across our total portfolio as compared to the prior year and we signed more than 6.1 million square feet of leases. Same-store sales per square foot excluding license agreements, for stabilized mall tenants 10,000 square feet or less for 2012 increased 3.2% over the prior year to $353 per square foot. See "Mall Store Sales" section included herein for further information about our same-store sales metrics. Occupancy gains, sales increases and positive leasing spreads contributed to positive growth in our same-center net operating income ("NOI").

Our financing strategy centers on positioning our balance sheet to achieve an investment grade rating, which should provide us with increased flexibility and access to favorable financing options in the public debt markets. As part of this process, we extended and modified our two largest credit facilities to convert them from secured to unsecured and increase their aggregate capacity to $1.2 billion. Additionally, we are retiring property-specific loans as they mature to increase the size of our unencumbered NOI and gross asset value. We believe the process to achieve an investment grade rating could take up to two years.

Funds from operations ("FFO") of our Operating Partnership, as adjusted, increased 5.8% to $412.8 million for the year ending December 31, 2012 as compared to $390.2 million in the prior year. FFO was positively impacted by growth in same-center NOI and decreases in interest rate expense due to lower rates on our lines of credit and favorable refinancings. FFO is a key performance measure for real estate companies.  Please see the more detailed discussion of this measure on page 27.

Results of Operations

Comparison of the Year Ended December 31, 2012 to the Year Ended December 31, 2011
Properties that were in operation for the entire year during both 2012 and 2011 are referred to as the “2012 Comparable Properties.” Since January 1, 2011, we have acquired or opened three outlet centers, three malls and one community center as follows:

Property	Location	Date Opened /Acquired
New Developments:
The Outlet Shoppes at Oklahoma City (1)	Oklahoma City, OK	August 2011
Waynesville Commons	Waynesville, NC	October 2012

Acquisitions:
Northgate Mall	Chattanooga, TN	September 2011
The Outlet Shoppes at El Paso (1)	El Paso, TX	April 2012
The Outlet Shoppes at Gettysburg (2)	Gettysburg, PA	April 2012
Dakota Square Mall	Minot, ND	May 2012
Kirkwood Mall (3)	Bismarck, ND	December 2012

(1) The Outlet Shoppes at Oklahoma City and The Outlet Shoppes at El Paso are 75/25 joint ventures, which are included in the accompanying consolidated statements of operations on a consolidated basis.
(2) The Outlet Shoppes at Gettysburg is a 50/50 joint venture and is included in the accompanying consolidated statements of operations on a consolidated basis.
(3) The Operating Partnership acquired a 49.0% interest in Kirkwood Mall in December 2012 and executed an agreement to acquire the remaining 51.0% interest within 90 days, subject to lender approval. This property is included in the accompanying consolidated statements of operations on a consolidated basis.
The properties listed above are included in our operations on a consolidated basis and are collectively referred to as the "2012 New Properties." In addition to the above properties, in December 2012, we purchased the remaining 40.0% noncontrolling interest in Imperial Valley Mall in El Centro, CA from our joint venture partner. The results of operations of this property, previously accounted for using the equity method of accounting, are included in our operations on a consolidated basis beginning December 27, 2012. The transactions related to the 2012 New Properties impact the comparison of the results of operations for the year ended December 31, 2012 to the results of operations for the year ended December 31, 2011.
In October 2011, we formed a joint venture, CBL/T-C, with TIAA-CREF. As described in Note 5 to the consolidated financial statements, that are included in Exhibit 99.1 of this Form 8-K, we began accounting for our remaining interest in three of our malls, CoolSprings Galleria, Oak Park Mall and West County Center, which were previously accounted for on a consolidated basis, using the equity method of accounting upon formation of the joint venture. These properties are collectively referred to as the "CBL/T-C Properties". This transaction impacts the comparison of the results of operations for the year ended December 31, 2012 to the results of operations for the year ended December 31, 2011.
In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, the consolidated financial statements included in Exhibit 99.1 of this Form 8-K have been revised to reflect the operations of three office buildings, that were sold in the first quarter of 2013 as discontinued operations because the interim condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K reflect these properties as discontinued operations.
Revenues
Total revenues decreased by $17.3 million for 2012 compared to the prior year. Rental revenues and tenant reimbursements decreased $17.6 million due to a decrease of $70.4 million related to the CBL/T-C Properties partially offset by an increase of $39.8 million from the 2012 New Properties and an increase of $13.0 million from the 2012 Comparable Properties. The increase in rental revenues and tenant reimbursements of the 2012 Comparable Properties was driven by increases of $14.0 million in minimum rents and $1.1 million in sponsorship income partially offset by a decrease of $2.6 million in tenant reimbursements. High occupancy levels and continued improvement in leasing spreads led to the increase in minimum rents.
Our cost recovery ratio decreased to 99.8% for 2012 compared to 102.0% for 2011.
The increase in management, development and leasing fees of $3.8 million was mainly attributable to a new contract to provide property management services to a portfolio of six third party malls in 2012 as well as income from the CBL/T-C joint venture.
    Other revenues decreased $3.5 million primarily due to a decrease of $2.4 million in revenues of our subsidiary that provides security and maintenance services to third parties.
Operating Expenses
Total operating expenses decreased $37.1 million for 2012 compared to the prior year due to a $26.9 million decrease in loss on impairment of real estate. Property operating expenses, including real estate taxes and maintenance and repairs, decreased $7.3 million due to a decrease of $21.6 million related to the CBL/T-C Properties partially offset by increases of $13.3 million related to the 2012 New Properties and $1.0 million attributable to the 2012 Comparable Properties. The $1.0 million increase in property operating expenses of the 2012 Comparable Properties is primarily attributable to increases of $2.4 million in real estate taxes and $2.4 million in payroll costs, which were partially offset by decreases of $2.8 million in utilities and snow removal costs, $0.4 million in land rent expense, $0.4 million in promotion-related costs and $0.3 million in insurance expense.
The decrease in depreciation and amortization expense of $5.6 million resulted from a decrease of $23.8 million related to the CBL/T-C Properties and $1.3 million from the 2012 Comparable Properties, partially offset by an increase of $19.5 million from the 2012 New Properties. The decrease attributable to the 2012 Comparable Properties is primarily attributable to lower amortization of tenant allowances due to write-offs of unamortized tenant allowances in the prior year period related to certain store closings partially offset by ongoing capital expenditures for renovations, expansions and deferred maintenance.
General and administrative expenses increased $6.5 million primarily as a result of an increase of $3.9 million in payroll and related expenses, a decrease of $0.8 for capitalized overhead related to development projects, an increase of $0.7 million in legal and other professional services and an increase of $0.7 million related to accelerating the vesting of certain restricted stock awards. The balance of the increase was attributable to increased costs in acquisition costs and several other general and administrative accounts. As a percentage of revenues, general and administrative expenses were 5.0% in 2012 compared to 4.3% in 2011. General and administrative expenses as a percentage of revenues were slightly higher in 2012 due to lower revenues as a result of the deconsolidation of the CBL/T-C Properties.
During 2012, we recorded a non-cash impairment of real estate of $24.4 million. The $24.4 million impairment is attributable to a $20.3 million loss recorded to reduce the fair value of land available for the future expansion of an associated center, a $3.0 million loss to write down the book value of an associated center and a $1.1 million loss from the sale of three outparcels. During 2011, we recorded a non-cash impairment of real estate of $51.3 million, which consisted of $50.7 million related to Columbia Place in Columbia, SC and $0.6 million related to a loss on the sale of a land parcel. Columbia Place experienced declining cash flows as a result of changes in property-specific market conditions, which were further exacerbated by economic conditions that negatively impacted leasing activity and occupancy. See Note 15 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for further discussion of impairment charges.
Other expenses decreased $3.8 million primarily due to lower expenses of $2.2 million related to our subsidiary that provides security and maintenance services to third parties, a write-down of $1.5 million recorded in 2011 to reduce the carrying value of a mortgage note receivable to equal its estimated realizable value, for which we foreclosed on the land that served as collateral on the loan, and a decrease of $0.1 million in abandoned projects expense.
Other Income and Expenses
Interest and other income increased $1.4 million in 2012 compared to the prior year period, primarily as a result of two mezzanine loans for two outlet centers. We earned $0.4 million in interest income on these loans and subsequently recognized $0.6 million of unamortized discounts on these loans when they terminated in connection with the acquisition of member interests in both outlet centers in 2012. We also earned $0.4 million of interest income on a note receivable related to the development of The Outlet Shoppes at Atlanta, located in Woodstock, GA.
Interest expense decreased $22.6 million in 2012 compared to the prior year period. Interest expense related to the CBL/T-C Properties decreased $25.2 million partially offset by an increase of $10.3 million related to the 2012 New Properties. The remaining decrease was primarily related to our continued efforts to deleverage our balance sheet as we used our credit facilities to retire higher rate mortgages loans and refinanced other properties at favorable fixed rates. Our weighted average interest rate was 4.86% as of December 31, 2012 compared to 5.04% as of December 31, 2011. Additionally, we modified and extended our two largest credit facilities in the fourth quarter of 2012 reducing average spreads by 60 basis points.
During 2012, we recorded a gain on extinguishment of debt of $0.3 million in connection with the early retirement of a mortgage loan. During 2011, we recorded a gain on extinguishment of debt of $1.0 million as a result of the early retirement of debt on two malls.
We recorded a gain on investment of $45.1 million during 2012 related to the acquisition of a controlling interest in Imperial Valley Mall, located in El Centro, CA, when we acquired our joint venture partner's 40% interest.
We recognized a gain on sale of real estate assets of $2.3 million in 2012 related to the sale of a vacant anchor space at one of our malls and the sale of eight parcels of land. During 2011, we recognized a gain on sales of real estate assets of $59.4 million. Of this amount, $54.3 million was related to the sale of a portion of our interests in the CBL/T-C Properties and $5.1 million was related to the sale of a vacant anchor space at one of our malls and five parcels of land.
Equity in earnings of unconsolidated affiliates increased by $2.2 million during 2012. Gains related to the sales of three outparcels comprised $1.4 million of the increase. Increases in revenues from several new tenants and favorable rent increases for existing tenants at several unconsolidated properties also contributed to this increase, reflecting improved occupancy and rental rates consistent with the 2012 Comparable Properties.
The income tax provision of $1.4 million in 2012 primarily relates to our Management Company, which is a taxable REIT subsidiary, and consists of a current tax benefit of $1.7 million and a deferred income tax provision of $3.1 million. During 2011, we recorded an income tax benefit of $0.3 million, consisting of a current tax provision of $5.4 million, partially offset by a deferred income tax benefit of $5.7 million. Our taxable REIT subsidiary had higher income in 2012 compared to 2011 primarily as a result of an increase in the management fee income from our own portfolio of properties. Because this fee income is from our consolidated properties, the fee income is eliminated in our consolidated financial statements; however, there is still a tax effect to the taxable REIT subsidiary.
Loss from discontinued operations for 2012 of $18.9 million includes an aggregate loss of $26.5 million on impairment of real estate which was partially offset by the operating results of five office buildings that were sold in the first quarter of 2013, of which two of these office buildings were classified as held for sale as of December 31, 2012; the operating results of two malls and four community centers that were sold during 2012 and a $0.1 million gain on sale of real estate related to one community center that was sold in 2012.

Operating income from discontinued operations for 2011 of $24.1 million includes a gain on extinguishment of debt of $31.4 million for one mall sold in 2011, the operating results of one mall and one community center that were sold in 2011, the operating results of two malls and four community centers that were sold in 2012 and the operating results of five office buildings that were sold in the first quarter of 2013, which were partially offset by an aggregate loss on impairment of real estate of $7.4 million.
We also recorded a gain on discontinued operations of $0.9 million in 2012 related to the sale of a community center.

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010

Properties that were in operation for the entire year during both 2011 and 2010 are referred to as the “2011 Comparable Properties.” From January 1, 2010 to December 31, 2011, we acquired or opened one mall, one outlet center and two community centers as follows:

Property	Location	Date Opened/Acquired
New Developments:
The Pavilion at Port Orange (1)	Port Orange, FL	March 2010
The Forum at Grandview - Phase I	Madison, MS	November 2010
The Outlet Shoppes at Oklahoma City (2)	Oklahoma City, OK	August 2011

Acquisition:
Northgate Mall	Chattanooga, TN	September 2011

(1)
The Pavilion at Port Orange is a 50/50 joint venture that is accounted for using the equity method of accounting and is included in equity in earnings (losses) of unconsolidated affiliates in the accompanying consolidated statements of operations.

(2)	The Outlet Shoppes at Oklahoma City is a 75/25 joint venture, which is included in the accompanying consolidated statements of operations on a consolidated basis.
The Forum at Grandview, The Outlet Shoppes at Oklahoma City and Northgate Mall are included in our operations on a consolidated basis and are collectively referred to as the "2011 New Properties." In addition to the above properties, in October 2010, we purchased the remaining 50% interest in Parkway Place in Huntsville, AL, from our joint venture partner. The results of operations of this property, previously accounted for using the equity method of accounting, are included in our operations on a consolidated basis beginning October 1, 2010.The transactions related to the 2011 New Properties impact the comparison of the results of operations for the year ended December 31, 2011 to the results of operations for the year ended December 31, 2010.
In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, the consolidated financial statements included in Exhibit 99.1 of this Form 8-K have been revised to reflect the operations of three office buildings that were sold in the first quarter of 2013 as discontinued operations because the interim condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K reflect these properties as discontinued operations.
Revenues
Total revenues increased by $6.1 million for 2011 compared to the prior year. Rental revenues and tenant reimbursements decreased by less than $0.1 million due to a decrease of $19.4 million related to the CBL/T-C Properties partially offset by an increase of $11.3 million from the 2011 Comparable Properties and an increase of $8.1 million from the 2011 New Properties. The purchase of the additional interest in Parkway Place in October 2010 comprised $8.6 million of the increase from the 2011 Comparable Properties. The remaining increase in rental revenues and tenant reimbursements of the 2011 Comparable Properties was primarily driven by a $2.3 million increase in minimum rents as a result of overall improvement in leasing spreads and higher occupancy levels.
Our cost recovery ratio decreased to 102.0% for 2011 compared to 104.1% for 2010.
The increase in management, development and leasing fees of $0.5 million was mainly attributable to the management fees from the CBL/T-C Properties after the formation of CBL/T-C.
Other revenues increased $5.6 million primarily due to an increase of $3.9 million in revenues of our subsidiary that provides security and maintenance services to third parties.
Operating Expenses
Total operating expenses increased $48.4 million for 2011 compared to the prior year due to a $50.1 million increase in loss on impairment of real estate. Property operating expenses, including real estate taxes and maintenance and repairs, increased $2.6 million due to higher expenses of $6.1 million related to the 2011 Comparable Properties, of which $2.5 million is attributable to the consolidation of Parkway Place, and $3.0 million related to the 2011 New Properties, which were partially offset by a decrease of $6.4 million related to the CBL/T-C Properties. The increase in property operating expenses of the 2011 Comparable Properties is primarily attributable to increases of $2.9 million in security and maintenance expense, $1.9 million in utilities expense and $1.3 million in promotion-related costs.
The decrease in depreciation and amortization expense of $9.1 million resulted from a decrease of $8.7 million related to the CBL/T-C Properties and $2.4 million from the 2011 Comparable Properties, partially offset by an increase of $2.0 million from the 2011 New Properties. The decrease attributable to the 2011 Comparable Properties is primarily attributable to lower amortization of tenant allowances due to write-offs of unamortized tenant allowances in the prior year period related to certain store closings partially offset by an increase related to the consolidation of Parkway Place.
General and administrative expenses increased $1.4 million primarily as a result of increases of $1.1 million in payroll and related expenses, $0.6 million in legal and consulting expenses and $0.6 million in insurance expense, partially offset by a reduction of $0.6 million in travel costs. As a percentage of revenues, general and administrative expenses were 4.3% in 2011 compared to 4.2% in 2010.
During 2011, we recorded a non-cash impairment of real estate of $51.3 million, which consisted of $50.7 million related to Columbia Place in Columbia, SC and $0.6 million related to a loss on the sale of a land parcel. Columbia Place experienced declining cash flows as a result of changes in property-specific market conditions, which were further exacerbated by the recent economic conditions that negatively impacted leasing activity and occupancy. See Carrying Value of Long-Lived Assets in the Critical Accounting Policies and Estimates section herein for further discussion of impairment charges. During 2010, we incurred a loss on impairment of real estate assets of $1.2 million related to the sale of a parcel of land.
Other expenses increased $3.4 million primarily due to higher expenses of $3.8 million related to our subsidiary that provides security and maintenance services to third parties, partially offset by a decrease of $0.3 million in abandoned projects expense.
Other Income and Expenses
Interest and other income decreased $1.3 million in 2011 compared to the prior year period due to the elimination of interest income on advances to two joint ventures and a mortgage note receivable.  Interest income declined on one joint venture to which we had outstanding advances when it was sold in June 2010 and, in October 2010, we purchased our partner's 50% share of the joint venture that owned Parkway Place to which we previously had outstanding advances.  In addition, interest income is no longer being accrued on a mortgage note receivable for which we foreclosed on the land that served as collateral on the loan.
Interest expense decreased $14.0 million in 2011 compared to the prior year. The CBL/T-C Properties comprised $8.1 million of the decrease, which was partially offset by an increase of $2.0 million related to the 2011 New Properties. The remaining decrease was primarily related to our continued efforts to deleverage our balance sheet as we decreased our consolidated debt by $720.4 million to $4,489.4 million from December 31, 2010 to December 31, 2011. Additionally, during the second and third quarters of 2011, our secured credit facilities were modified to remove a 1.50% floor on LIBOR and to reduce the amount of the spreads above LIBOR based on our leverage.
During 2011, we recorded a gain on extinguishment of debt of $1.0 million as a result of accelerated premium amortization related to the early retirement of debt on two malls.
We recorded a gain on investment of $0.9 million during 2010 related to the acquisition of the remaining 50% interest in Parkway Place in Huntsville, AL from our joint venture partner. There were no transactions of this nature in 2011.
During 2011, we recognized gain on sales of real estate assets of $59.4 million. Of this amount, $54.3 million was related to the sale of a portion of our interests in the CBL/T-C Properties and $5.1 million was related to the sale of a vacant anchor space at one of our malls and five parcels of land. We recognized a gain on sales of real estate assets of $2.9 million during 2010 from the sale of eight parcels of land.
Equity in earnings (losses) of unconsolidated affiliates increased by $6.3 million during 2011. One joint venture property that opened in March 2010 contributed to the increase compared to the prior year.  Increases in revenues and tenant reimbursements were key drivers at several unconsolidated properties, reflecting improved occupancy and rental rates consistent with the 2011 Comparable Properties. Additionally, our share of the earnings of the CBL/T-C Properties accounted for $0.3 million of the increase. In addition, outparcel sales increased approximately $0.3 million compared to the prior year.  These increases were partially offset by a decline in earnings from Parkway Place as a result of the acquisition of the remaining 50% interest from our joint venture partner in October 2010.  Results of Parkway Place are now reported on a consolidated basis.
The income tax benefit of $0.3 million in 2011 primarily relates to our taxable REIT subsidiary and consists of a current tax provision of $5.4 million and a deferred income tax benefit of $5.7 million. During 2010, we recorded an income tax benefit of $6.4 million, consisting of a current tax benefit of $8.4 million, partially offset by a deferred income tax provision of $2.0 million. Our taxable REIT subsidiary had higher income in 2011 compared to 2010 primarily as a result of an increase in the management fee income from our own portfolio of properties. Because this fee income is from our consolidated properties, the fee income is eliminated in our consolidated financial statements; however, there is still a tax effect to the taxable REIT subsidiary.
Operating income from discontinued operations for 2011 of $24.1 million includes a gain on extinguishment of debt of $31.4 million for one mall sold in 2011, the operating results of one mall and one community center that were sold in 2011, the operating results of two malls and four community centers that were sold in 2012 and the operating results of five office buildings that were sold in the first quarter of 2013, which were partially offset by an aggregate loss on impairment of real estate of $7.4 million.
Loss on discontinued operations for 2010 of $35.8 million includes an aggregate loss on impairment of real estate assets of $39.1 million primarily from one mall sold in 2011 and one community center was sold in 2010, which were partially offset by operating results of one mall and two community centers that were sold in 2010, operating results of one mall and one community center that were sold in 2011, operating results of two malls and three community centers that were sold in 2012 and operating results of five office buildings that were sold in the first quarter of 2013.
We also recorded a gain on discontinued operations of $0.4 million related to the sale of a mall in 2010.
Same-Center Net Operating Income
We present same-center NOI as a supplemental performance measure of the operating performance of our same-center properties. NOI is defined as operating revenues (rental revenues, tenant reimbursements, and other income) less property operating expenses (property operating, real estate taxes, and maintenance and repairs). We compute NOI based on our pro rata share of both consolidated and unconsolidated properties. Our definition of NOI may be different than that used by other real estate companies, and accordingly, our calculation of NOI may not be comparable to other real estate companies.
Since same-center NOI includes only those revenues and expenses related to the operations of Comparable Properties, we believe same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, and operating costs and the impact of those trends on our results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay us lease termination fees. These one-time lease termination fees may distort same-center NOI and not be indicative of the ongoing operations of our shopping center properties. Therefore, we believe presenting same-center NOI, excluding lease termination fees, is useful to investors.
We included a property in our same-center pool when we owned all or a portion of the property as of December 31, 2012, and we owned it and it was in operation for both the entire preceding calendar year and the current year ending December 31, 2012. The only properties excluded from the same-center pool that would otherwise meet this criteria are non-core properties and properties included in discontinued operations. As of December 31, 2012, Columbia Place is the only property classified as a non-core property. New Properties are excluded from same-center NOI, until they meet this criteria.

Due to the exclusions noted above, same-center NOI should only be used as a supplemental measure of our performance and not as an alternative to operating income (loss) or net income (loss) determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"). A reconciliation of our same-center NOI to net income attributable to the Operating Partnership for the years ended December 31, 2012 and 2011 is as follows (in thousands):

	Year Ended December 31,
	2012	2011
Net income attributable to the Operating Partnership	$150,867	$159,777

Adjustments: (1)
Depreciation and amortization	307,519	307,989
Interest expense	285,769	303,116
Abandoned projects expense	(39)	94
Gain on sales of real estate assets	(6,496)	(60,841)
Gain on extinguishment of debt	(265)	(32,463)
Gain on investments	(45,072)	—
Write-down of mortgage notes receivable	—	1,900
Loss on impairment of real estate	50,840	58,729
Income tax provision (benefit)	1,404	(269)
Net income attributable to noncontrolling interest in earnings of Operating Partnership
(Gain) loss on discontinued operations	(938)	1
Operating Partnership's share of total NOI	743,589	738,033
General and administrative expenses	51,251	44,751
Management fees and non-property level revenues	(27,729)	(22,827)
Operating Partnership's share of property NOI	767,111	759,957
Non-comparable NOI	(36,361)	(43,981)
Total same-center NOI	730,750	715,976
Less lease termination fees	(3,456)	(2,945)
Total same-center NOI, excluding lease termination fees	$727,294	$713,031

(1)	Adjustments are based on our pro rata ownership share, including our share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties.

Same-center NOI, excluding lease termination fees, increased $14.3 million for the year ended December 31, 2012 compared to 2011. The 2.0% increase for 2012 compared to the prior year was driven by occupancy gains and positive leasing spreads. The majority of the increase in NOI was from our malls segment.
Operational Review
The shopping center business is, to some extent, seasonal in nature with tenants typically achieving the highest levels of sales during the fourth quarter due to the holiday season, which generally results in higher percentage rents in the fourth quarter. Additionally, the malls earn most of their rents from short-term tenants during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

We derive the majority of our revenues from the mall properties. The sources of our revenues by property type were as follows:

	Year Ended December 31,
	2012	2011
Malls	89.8%	87.8%
Associated centers	4.1%	3.9%
Community centers	1.2%	1.7%
Mortgages, office buildings and other	4.9%	6.6%

Mall Store Sales

Mall store sales for the year ended December 31, 2012 on a comparable per square foot basis, including license agreements, were $346 per square foot compared with $334 per square foot for 2011, representing an increase of 3.6%. Going forward we will begin reporting comparable mall store sales excluding license agreements, which we believe is more consistent with current industry standards. License agreements are rental contracts that are temporary or short-term in nature generally lasting more than three months but less than twelve months. Mall store sales, excluding license agreements, for the year ended December 31, 2012 on a comparable per square foot basis were $353 per square foot compared with $342 per square foot for 2011 representing an increase of 3.2%. The holiday shopping season was solid and on par with industry expectations. Regionally, we saw strength in sales from our border malls, partially fueled by the favorable exchange rate. The steady economy and improving unemployment rates lead us to project sales growth for 2013 similar to what we experienced in 2012.
Occupancy
Our portfolio occupancy is summarized in the following table:

	As of December 31,
	2012	2011
Total portfolio (1)	94.6%	93.6%
Total mall portfolio (1)	94.6%	94.1%
Stabilized malls (1)	94.5%	94.2%
Non-stabilized malls (2)	100.0%	92.1%
Associated centers	94.8%	93.4%
Community centers	95.9%	91.5%

(1)    Excludes occupancy for Kirkwood Mall, which was acquired in December 2012.

(2)
Represents occupancy for The Outlet Shoppes at Oklahoma City as of December 31, 2012 and occupancy for Pearland Town Center and The Outlet Shoppes at Oklahoma City as of December 31, 2011. Pearland Town Center is classified as a stabilized mall in 2012.

Continued demand from new and existing tenants generated year-over-year occupancy increases in every category of our portfolio. Occupancy improved 100 basis points in 2012 to 94.6% across our total portfolio as compared to 2011. Our stabilized mall occupancy also improved 30 basis points to 94.5% as compared to the prior year. For 2013, we are forecasting occupancy improvements of 25 to 50 basis points as compared to 2012 for the total portfolio.
Leasing
During 2012, we signed more than 6.1 million square feet of leases, including 5.8 million square feet of leases in our operating portfolio and 0.3 million square feet of development leases. The leases signed in our operating portfolio included approximately 1.5 million square feet of new leases and approximately 4.2 million square feet of renewals. This compares with a total of approximately 7.1 million square feet of leases signed during 2011, including 6.8 million square feet of leases in our operating portfolio and 0.3 million square feet of development leasing.

Average annual base rents per square foot are based on contractual rents in effect as of December 31, 2012 and 2011, including the impact of any rent concessions. Average annual base rents per square foot for comparable small shop space of less than 10,000 square feet were as follows for each property type:

	December 31,
	2012	2011
Stabilized malls (1)	$29.72	$29.68
Non-stabilized malls (2)	22.81	23.92
Associated centers	11.90	11.65
Community centers	16.02	14.38
Office buildings	18.62	17.68

(1)
Excludes average annual base rents for Kirkwood Mall, which was acquired December 2012. Average annual bases rents as of December 31, 2012 were impacted by the addition of two outlet centers acquired in 2012, which have lower average base rents than traditional malls and one mall acquired in 2012 that has lower average base rents than our stabilized mall portfolio.

(2)
Represents average annual base rents for The Outlet Shoppes at Oklahoma City as of December 31, 2012 and average annual base rents for Pearland Town Center and The Outlet Shoppes at Oklahoma City as of December 31, 2011. Pearland Town Center is classified as a stabilized mall in 2012.

Results from new and renewal leasing of comparable small shop space of less than 10,000 square feet during the year ended December 31, 2012 for spaces that were previously occupied are as follows:

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF (2)	% Change Average
All Property Types (1)	2,892,058	$38.74	$40.55	4.7%	$41.86	8.1%
Stabilized Malls	2,642,733	40.49	42.50	5.0%	43.87	8.4%
New leases	487,734	43.36	50.48	16.4%	53.49	23.4%
Renewal leases	2,154,999	39.83	40.69	2.2%	41.69	4.7%

(1)	Includes stabilized malls, associated centers, community centers and office buildings with the exception of Kirkwood Mall, which was acquired in December 2012.
(2)    Average gross rent does not incorporate allowable future increases for recoverable common area expenses.
For stabilized mall leasing in 2012, on a same space basis, rental rates were signed at an average increase of 8.4% from the prior gross rent per square foot for new and renewal leases. Demand from new and existing tenants created ongoing improvement in our leasing spreads for both new and renewal leases across our portfolio.
Our goal is to continue to convert shorter term leases to longer terms. We also anticipate continued improvements in rental rates during 2013 as retailers seek out space in our market-dominant properties and new supply remains constricted.

Liquidity and Capital Resources

We continue to focus on reducing our debt levels while exploring opportunities to diversify our financing structure. We believe an investment grade rating would provide us with access to a broader range of corporate securities leading to a more diversified and flexible balance sheet with lower overall cost of capital. The process to achieve an investment grade rating is complex and we anticipate could take up to two years to achieve. As an initial step in the rating process, we increased our pool of unencumbered properties through the extension and modification in November 2012 of our two largest credit facilities totaling $1.2 billion. As of December 31, 2012, we had approximately $818.1 million available on all of our credit facilities combined.

As discussed in Note 14 to the accompanying consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, under the terms of the joint venture agreement for CW Joint Venture, LLC (“CWJV”), we have the ability to redeem Westfield Group's ("Westfield") Westfield's preferred units beginning January 31, 2013 and anticipate we will redeem them in the middle of 2013 using a combination of capital sources. As a short-term solution, we will have sufficient capacity on our credit facilities to redeem all of the preferred units. However, we expect a longer-term option will involve a combination of assets sales, excess proceeds from refinancings and other capital sources.

We derive a majority of our revenues from leases with retail tenants, which have historically been the primary source for funding short-term liquidity and capital needs such as operating expenses, debt service, tenant construction allowances, recurring capital expenditures, dividends and distributions. We believe that the combination of cash flows generated from our operations, combined with our debt and equity sources and the availability under our lines of credit will, for the foreseeable future, provide adequate liquidity to meet our cash needs.  In addition to these factors, we have options available to us to generate additional liquidity, including but not limited to, equity offerings, joint venture investments, issuances of noncontrolling interests in our Operating Partnership, and decreasing expenditures related to tenant construction allowances and other capital expenditures.  We also generate revenues from sales of peripheral land at the properties and from sales of real estate assets when it is determined that we can realize an optimal value for the assets.

Cash Flows From Operations

There was $78.2 million of unrestricted cash and cash equivalents as of December 31, 2012, an increase of $22.2 million from December 31, 2011.  Cash provided by operating activities during 2012, increased $39.7 million to $481.2 million from $441.8 million during 2011.  The increase is primarily due to the operations of the 2012 New Properties, same-center NOI growth of the 2012 Comparable Properties, an increase in fee income and the reduction in interest expense as a result of our ongoing efforts to reduce debt levels.

Debt

The following tables summarize debt based on our pro rata ownership share, including our pro rata share of unconsolidated affiliates and excluding noncontrolling investors’ share of consolidated properties, because we believe this provides investors and lenders a clearer understanding of our total debt obligations and liquidity (in thousands):

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total	Weighted Average Interest Rate (1)
December 31, 2012:
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,776,245	$(89,530)	$660,563	$4,347,278	5.48%
Financing method obligation (3)	18,264	—	—	18,264
Total fixed-rate debt	3,794,509	(89,530)	660,563	4,365,542	5.48%
Variable-rate debt:
Non-recourse term loans on operating properties	123,875	—	—	123,875	3.36%
Recourse term loans on operating properties	97,682	—	128,491	226,173	2.16%
Construction loans	15,366	—	—	15,366	2.96%
Unsecured lines of credit (4)	475,626	—	—	475,626	2.07%
Secured lines of credit	10,625	—	—	10,625	2.46%
Unsecured term loans	228,000	—	—	228,000	1.82%
Total variable-rate debt	951,174	—	128,491	1,079,665	2.39%
Total	$4,745,683	$(89,530)	$789,054	$5,445,207	4.86%

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total	Weighted Average Interest Rate (1)
December 31, 2011:
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,637,979	$(30,416)	$658,470	$4,266,033	5.58%
Recourse term loans on operating properties	77,112	—	—	77,112	5.89%
Financing method obligation (3)	18,264	—	—	18,264
Total fixed-rate debt	3,733,355	(30,416)	658,470	4,361,409	5.58%
Variable-rate debt:
Non-recourse term loans on operating properties	168,750	—	19,716	188,466	2.88%
Recourse term loans on operating properties	124,439	(726)	130,455	254,168	3.32%
Construction loans	25,921	—	—	25,921	3.32%
Secured lines of credit	27,300	—	—	27,300	3.03%
Unsecured term loans	409,590	—	—	409,590	1.67%
Total variable-rate debt	756,000	(726)	150,171	905,445	2.47%
Total	$4,489,355	$(31,142)	$808,641	$5,266,854	5.04%

(1)	Weighted average interest rate includes the effect of debt premiums (discounts), but excludes amortization of deferred financing costs.

(2)
We had four interest rate swaps on notional amounts outstanding totaling $113.9 million as of December 31, 2012 and $117.7 million as of December 31, 2011 related to four of our variable-rate loans on operating properties to effectively fix the interest rates on these loans.  Therefore, these amounts are reflected in fixed-rate debt at December 31, 2012 and 2011.

(3)
This amount represents the noncontrolling partner's equity contribution that is accounted for as a financing due to certain terms of the joint venture agreement related to Pearland Town Center, in which we own an 88.0% interest. See Note 5 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for further information.

(4)	We converted two of our credit facilities from secured facilities to unsecured facilities in November 2012.

Of the $547.3 million of our pro rata share of consolidated and unconsolidated debt as of December 31, 2012 that is scheduled to mature during 2013, excluding debt premiums, we have extensions available on $68.6 million of debt at our option that we intend to exercise, leaving $478.7 million of debt maturities in 2013 that must be retired or refinanced, representing 14 operating property loans and one unsecured term loan.   We plan to retire loans secured by wholly-owned properties using our lines of credit. Loans secured by joint venture properties will be refinanced. Subsequent to December 31, 2012, we retired two operating property loans with an outstanding balance of $77.1 million as of December 31, 2012.

The weighted average remaining term of our total share of consolidated and unconsolidated debt was 4.6 years and 4.5 years at December 31, 2012 and 2011, respectively. The weighted average remaining term of our pro rata share of fixed-rate debt was 5.2 years and 5.0 years at December 31, 2012 and 2011, respectively.

As of December 31, 2012 and 2011, our pro rata share of consolidated and unconsolidated variable-rate debt represented 19.8% and 17.2%, respectively, of our total pro rata share of debt. The increase is primarily due to using our lines of credit to retire higher fixed-rate property-specific mortgages as we continue to grow our unencumbered asset pool to facilitate our strategy to achieve an investment grade rating as well as to support our lines of credit. As of December 31, 2012, our share of consolidated and unconsolidated variable-rate debt represented 10.7% of our total market capitalization (see Equity below) as compared to 10.3% as of December 31, 2011.

See Note 3 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for a description of debt assumed in connection with acquisitions completed during the year ended December 31, 2012.

Unsecured Lines of Credit

In November 2012, we closed on the modification and extension of our $525.0 million and $520.0 million secured credit facilities. Under the terms of the agreements, of which Wells Fargo Bank, NA serves as the administrative agent for the lender groups, the two secured credit facilities were converted to two unsecured credit facilities ("Facility A" and "Facility B") with an increase in capacity on each to $600.0 million for a total capacity of $1.2 billion. We paid aggregate fees of approximately $4.3 million in connection with the extension and modification of the facilities. Facility A matures in November 2015 and has a one-year extension option for an outside maturity date of November 2016. Facility B matures in November 2016 and has a one-year extension option for an outside maturity date of November 2017. The extension options on both facilities are at our election, subject to continued compliance with the terms of the facilities, and have a one-time extension fee of 0.20% of the commitment amount of each credit facility. Both unsecured facilities bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a range of 155 to 210 basis points based on our leverage ratio. We also pay annual unused facility fees, on a quarterly basis, at rates of either 0.25% or 0.35% based on any unused commitment of each facility. In the event we obtain an investment grade rating by either Standard & Poor's or Moody's, we may make a one-time irrevocable election to use our credit rating to determine the interest rate on each facility. If we were to make such an election, the interest rate on each facility would bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a spread of 100 to 175 basis points. Once we elect to use our credit rating to determine the interest rate on each facility, we will begin to pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility rather than the annual unused commitment fees described above. We use our lines of credit for mortgage retirement, working capital, construction and acquisition purposes, as well as issuances of letters of credit. The two unsecured lines of credit had a weighted average interest rate of 2.07% at December 31, 2012.

The following summarizes certain information about the unsecured lines of credit as of December 31, 2012:

	Total Capacity	Total Outstanding		Maturity Date	Extended Maturity Date
Facility A	600,000	300,297	(1)	November 2015	November 2016
Facility B	600,000	175,329		November 2016	November 2017
	$1,200,000	$475,626

(1)	There was an additional $601 outstanding on this facility as of December 31, 2012 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.

See Note 19 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent event related to the unsecured lines of credit.

Secured Line of Credit

In June 2012, we closed on the extension and modification of our $105.0 million secured credit facility. The facility's maturity date was extended to June 2015 and has a one-year extension option, which is at our election and subject to continued compliance with the terms of the facility, for an outside maturity date of June 2016. The facility bears interest at an annual rate equal to one-month LIBOR plus a margin of 175 to 275 basis points based on our leverage ratio. The line is secured by mortgages on certain of our operating properties and is used for mortgage retirement, working capital, construction and acquisition purposes. The secured line of credit had a weighted average interest rate of 2.46% at December 31, 2012. We also pay a non-usage fee based on the amount of unused availability under our secured line of credit at 0.15% of unused availability. The $105.0 million secured credit facility had $10.6 million outstanding at December 31, 2012.

The secured line of credit is collateralized by six of the Operating Partnership’s properties, or certain parcels thereof, which had an aggregate net carrying value of $130.8 million at December 31, 2012.

See Note 19 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for subsequent event related to the secured credit facility.

Unsecured Term Loans

We have an unsecured term loan of $228.0 million that bears interest at LIBOR plus a margin of 1.50% to 1.80% based on our leverage ratio, as defined in the loan agreement. At December 31, 2012, the outstanding borrowings of $228.0 million under the unsecured term loan had a weighted average interest rate of 1.82%.  In 2012, we exercised our one-year extension option to extend the maturity date from April 2012 to April 2013. We intend to retire this loan at the maturity date.

We had an unsecured term loan that bore interest at LIBOR plus a margin ranging from 0.95% to 1.40%, based on our leverage ratio. The loan was obtained in February 2008 for the exclusive purpose of acquiring certain properties from the Starmount Company or its affiliates. We retired the $127.2 million unsecured term loan at its maturity in November 2012 with borrowings from our credit facilities.

See Note 19 to the consolidated financial statements, included in Exhibit 99.1 of the Form 8-K that this Management's Discussion and Analysis is included in, for subsequent events related to unsecured term loans.

Letters of Credit

At December 31, 2012, we had additional secured and unsecured lines of credit with a total commitment of $14.0 million that can only be used for issuing letters of credit. The letters of credit outstanding under these lines of credit totaled $1.5 million at December 31, 2012.

Covenants and Restrictions

The agreements to the unsecured and secured lines of credit contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset and interest ratios, maximum secured indebtedness ratios and limitations on cash flow distributions.  We believe we were in compliance with all covenants and restrictions at December 31, 2012.

The following presents our compliance with key unsecured debt covenant compliance ratios as of December 31, 2012:

Ratio	Required	Actual
Debt to total asset value	< 60%	52.6%
Ratio of unencumbered asset value to unsecured indebtedness	> 1.60x	3.13x
Ratio of unencumbered NOI to unsecured interest expense	> 1.75x	11.41x
Ratio of EBITDA to fixed charges (debt service)	>1.50x	2.00x

The agreements to the two $600,000 unsecured credit facilities described above, each with the same lead lender, contain default provisions customary for transactions of this nature (with applicable customary grace periods). Additionally, any default in the payment of any recourse indebtedness greater than or equal to $50,000 or any non-recourse indebtedness greater than $150,000 (for the Operating Partnership's ownership share) of the Operating Partnership, the Operating Partnership or any Subsidiary, as defined, will constitute an event of default under the agreements to the credit facilities. The credit facilities also restrict the Operating Partnership's ability to enter into any transaction that could result in certain changes in its, or CBL's, ownership or structure as described under the heading “Change of Control/Change in Management” in the agreements to the credit facilities. The Operating Partnership's obligations under the agreement also will be unconditionally guaranteed, jointly and severally, by any of its subsidiaries to the extent such subsidiary becomes a material subsidiary and is not otherwise an excluded subsidiary, as defined in the agreement. See Note 19 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for event related to debt covenants subsequent to December 31 2012.

The agreement to the $228,000 unsecured term loan described above, with the same lead lender as the unsecured credit facilities, contains default and cross-default provisions customary for transactions of this nature (with applicable customary grace periods) in the event (i) there is a default in the payment of any indebtedness owed by the Operating Partnership to any institution which is a part of the lender group for the unsecured term loan, or (ii) there is any other type of default with respect to any indebtedness owed by the Operating Partnership to any institution which is a part of the lender group for the unsecured term loan and such lender accelerates the payment of the indebtedness owed to it as a result of such default.  The unsecured term loan agreement provides that, upon the occurrence and continuation of an event of default, payment of all amounts outstanding under the unsecured term loan and those facilities with which these agreements reference cross-default provisions may be accelerated and the lenders' commitments may be terminated.  Additionally, any default in the payment of any recourse indebtedness greater than 1% of gross asset value or default in the payment of any non-recourse indebtedness greater than 3% of gross asset value of the Operating Partnership, the Operating Partnership and Significant Subsidiaries, as defined, regardless of whether the lending institution is a part of the lender groups for the unsecured term loan, will constitute an event of default under the agreements to the unsecured term loan.

Mortgages on Operating Properties
In the fourth quarter of 2012, a subsidiary of CBL/T-C, a joint venture in which we own a 50% interest, obtained a 10-year $190.0 million non-recourse loan, secured by West County Center in Des Peres, MO, that bears a fixed interest rate of 3.4% and matures in December 2022. Net proceeds of $189.7 million were used to retire the outstanding borrowings of $142.2 million under the previous loan and the excess proceeds were distributed 50/50 to us and our partner. Additionally, we retired a non-recourse loan with a principal balance of $106.9 million, secured by Monroeville Mall in Monroeville, PA, with borrowings from our credit facilities. The loan was scheduled to mature in January 2013.
In the fourth quarter of 2012, we retired a non-recourse loan with a principal balance of $106.9 million, secured by Monroeville Mall in Monroeville, PA, with borrowings from our credit facilities. The loan was scheduled to mature in January 2013.
During the third quarter of 2012, we retired two loans totaling $122.0 million, each of which was secured by a regional mall, with borrowings from our credit facilities. The loans were scheduled to mature in 2012. We recorded a gain on extinguishment of debt of $0.2 million related to the early retirement of this debt. Additionally, we retired a $2.0 million land loan, secured by The Forum at Grandview in Madison, MS, with borrowings from our credit facilities. The loan was scheduled to mature in September 2012.
Also in the third quarter of 2012, Gulf Coast, a joint venture in which we own a 50% interest, closed on a three-year $7.0 million loan with a bank, secured by the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. Interest on the loan is at LIBOR plus a margin of 2.5%. We have guaranteed 100% of this loan. Proceeds from the loan were distributed to us in accordance with the terms of the joint venture agreement and we used these funds to reduce the balance on our credit facilities.

During the second quarter of 2012, we closed on five ten-year non-recourse CMBS loans totaling $342.2 million. The loans bear interest at fixed rates ranging from 4.750% to 5.099% with a total weighted average interest rate of 4.946%. These loans are secured by WestGate Mall in Spartanburg, SC; Southpark Mall in Colonial Heights, VA; Jefferson Mall in Louisville, KY; Fashion Square Mall in Saginaw, MI and Arbor Place in Douglasville, GA. Proceeds were used to pay down our credit facilities and to retire an existing loan with a balance of $30.8 million secured by Southpark Mall.
Additionally, during the second quarter of 2012, we closed on a $22.0 million ten-year non-recourse loan with an insurance company at a fixed interest rate of 5.00% secured by CBL Centers I and II in Chattanooga, TN. The new loan was used to pay down our credit facilities, which had been used in April 2012 and February 2012 to retire the balances on the maturing loans on CBL Centers II and I which had principal outstanding balances of $9.1 million and $12.8 million, respectively.
In the second quarter of 2012, we entered into a 75%/25% joint venture, Atlanta Outlet Shoppes, LLC, with a third party to develop, own and operate The Outlet Shoppes at Atlanta, an outlet center development located in Woodstock, GA, In August 2012, the joint venture closed on a construction loan with a maximum capacity of $69.8 million that bears interest at LIBOR plus a margin of 275 basis points. The loan matures in August 2015 and has two one-year extensions available, which are at our option. We have guaranteed 100% of this loan.
Also during the second quarter of 2012, we closed on the extension and modification of a recourse loan secured by Statesboro Crossing in Statesboro, GA to extend the maturity date to February 2013 and reduce the amount available under the loan from $20.9 million to equal the outstanding balance of $13.6 million. The interest rate remained at one-month LIBOR plus a spread of 1.00%. The loan was retired at maturity with borrowings from our credit facilities.
During the first quarter of 2012, we closed on a $73.0 million ten-year non-recourse CMBS loan secured by Northwoods Mall in Charleston, SC, which bears a fixed interest rate of 5.075%. Proceeds were used to reduce outstanding balances on our credit facilities.
During the first quarter of 2012, YTC, a joint venture in which we own a 50% interest, closed on a $38.0 million 10-year non-recourse loan, secured by York Town Center in York, PA, which bears interest at a fixed rate of 4.9% and matures in February 2022. Proceeds from the new loan, plus cash on hand, were used to retire an existing loan of $39.4 million that was scheduled to mature in March 2012.
Also during the first quarter of 2012, Port Orange, a joint venture in which we own a 50% interest, closed on the extension and modification of a construction loan secured by The Pavilion at Port Orange in Port Orange, FL, to extend the maturity date to March 2014, remove a 1% LIBOR floor and reduce the capacity from $98.9 million to $65.0 million. Port Orange paid $3.3 million to reduce the outstanding balance on the loan to the new capacity amount. There is a one-year extension option remaining on the loan, which is at the joint venture's election, for an outside maturity date of March 2015. Interest on the loan is at LIBOR plus a margin of 3.5%. We have guaranteed 100% of the construction loan.
Also during the first quarter of 2012, we retired 14 operating property loans with an aggregate principal balance of $381.6 million that were secured by Arbor Place, The Landing at Arbor Place, Fashion Square, Hickory Hollow, The Courtyard at Hickory Hollow Mall, Jefferson Mall, Massard Crossing, Northwoods Mall, Old Hickory Mall, Pemberton Plaza, Randolph Mall, Regency Mall, WestGate Mall and Willowbrook Plaza with borrowings from our credit facilities. See Note 4 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, related to the sale of Massard Crossing, Hickory Hollow Mall and Willowbrook Plaza in 2012.

In the first quarter of 2012, the lender of the non-recourse mortgage loan secured by Columbia Place in Columbia, SC notified us that the loan had been placed in default. Columbia Place generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $27.3 million at December 31, 2012, and a contractual maturity date of September 2013. The lender on the loan receives the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments.

See Note 19 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for events related to operating property loans subsequent to December 31, 2012.

Interest Rate Hedging Instruments

During the first quarter of 2012, we entered into an interest rate cap agreement with an initial notional amount of $125.0 million, amortizing to $122.4 million, to hedge the risk of changes in cash flows on the borrowings of one of our properties equal to the cap notional. The interest rate cap protects us from increases in the hedged cash flows attributable to overall changes in 3-month LIBOR above the strike rate of the cap on the debt. The strike rate associated with the interest rate cap is 5.0%. The cap matures in January 2014.

The following table provides further information related to each of our interest rate derivatives that were designated as cash flow hedges of interest rate risk as of December 31, 2012 and 2011 (dollars in thousands):

Instrument Type	Location in Consolidated Balance Sheet	Outstanding Notional Amount	Designated Benchmark Interest Rate	Strike Rate	Fair Value at 12/31/12	Fair Value at 12/31/11	Maturity Date
Cap	Intangible lease assets and other assets	$ 123,875 (amortizing to $122,375)	3-month LIBOR	5.000%	$—	$—	January 2014

Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 55,057 (amortizing to $48,337)	1-month LIBOR	2.149%	$(2,775)	$(2,674)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 34,469 (amortizing to $30,276)	1-month LIBOR	2.187%	(1,776)	(1,725)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 12,887 (amortizing to $11,313)	1-month LIBOR	2.142%	(647)	(622)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 11,472 (amortizing to $10,083)	1-month LIBOR	2.236%	(607)	(596)	April 2016
					$(5,805)	$(5,617)

Equity

In October 2012, CBL completed an underwritten public offering of 6,900,000 depositary shares, each representing 1/10th of a share of its Series E Preferred Stock at $25.00 per depositary share. CBL contributed the net proceeds from the offering of $166.6 million to us in exchange for 690,000 of our Series E Preferred Units. We used a portion of the net proceeds to redeem all of our outstanding Series C Preferred Units, which were held by CBL, for a liquidation preference of $115.0 million plus $0.9 million related to accrued and unpaid dividends for an aggregate redemption amount of $115.9 million. we used the remaining net proceeds of $50.7 million to reduce outstanding balances on our secured credit facilities. We will pay cumulative distributions on the Series E Preferred Units from the date of original issuance in the amount of $16.5625 per preferred unit each year, which is equivalent to 6.625% of the $250.00 liquidation preference per preferred unit. We may not redeem the Series E Preferred Units before October 12, 2017, except in limited circumstances to preserve CBL's REIT status or in connection with a change of control. On or after October 12, 2017, we may, at our option, redeem the Series E Preferred Units in whole at any time or in part from time to time by paying $250.00 per preferred unit, plus any accrued and unpaid distributions up to, but not including, the date of redemption. The Series E Preferred Units generally have no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Series E Preferred Units are not convertible into any of CBL's securities, except under certain circumstances in connection with a change of control. Owners of the Series E Preferred Units generally have no voting rights except under dividend default.
On November 5, 2012, we redeemed all 460,000 Series C Preferred Units for $115.9 million. We recorded a charge to distributions to preferred unitholders of $3.8 million in the fourth quarter of 2012 to write off direct issuance costs related to the Series C Preferred Units.

During the year ended December 31, 2012, we paid distributions of $216.2 million to holders of our common and preferred units, as well as $26.9 million in distributions to noncontrolling interest investors.

We paid first, second and third quarter 2012 cash distributions on our common units of $0.22 per unit and $0.7322 to $0.7572 per unit for certain special common units on April 17th, July 17th and October 16th 2012, respectively.  On November 28, 2012, we announced a fourth quarter cash distribution of $0.22 per common unit and $0.7322 to $0.7572 per unit for certain special common units that was paid on January 16, 2013.  Future distributions will be determined by our general partner based upon circumstances at the time of declaration.

As a public company and, as a subsidiary of a publicly traded company, we have access to capital through both the public equity and debt markets. We and CBL currently have a shelf registration statement on file with the Securities and Exchange Commission authorizing CBL to publicly issue senior and/or subordinated debt securities, shares of preferred stock (or depositary shares representing fractional interests therein), shares of common stock, warrants or rights to purchase any of the foregoing securities, and units consisting of two or more of these classes or series of securities.  We are also authorized to publicly issue senior and/or subordinated debt securities. There is no limit to the offering price or number of securities that we may issue under this shelf registration statement. Generally, if CBL publicly issues any equity or debt securities, CBL will contribute the net proceeds to us in exchange for equity or debt securities, as the case may be, that have corresponding economic terms as the securities issued by CBL.

Our strategy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance our access to the broadest range of capital markets, both public and private. Based on our share of total consolidated and unconsolidated debt and the market value of equity (based on the market price of CBL's stock), our debt-to-total-market capitalization (debt plus market value of CBL's equity) ratio was 53.8% at December 31, 2012, compared to 59.7% at December 31, 2011. Our debt-to-market capitalization ratio at December 31, 2012 was computed as follows (in thousands, except stock prices):

	Units Outstanding	Stock Price (1)	Value
Operating partnership units	190,855	$21.21	$4,048,035
7.375% Series D Cumulative Redeemable Preferred Units	1,815	250.00	453,750
6.625% Series E Cumulative Redeemable Preferred Units	690	250.00	172,500
Total market equity			4,674,285
Operating Partnership’s share of total debt			5,445,207
Total market capitalization			$10,119,492
Debt-to-total-market capitalization ratio			53.8%

(1)
Stock price for Operating Partnership units equals the closing price of CBL's common stock on December 31, 2012. The stock prices for the preferred units represent the liquidation preference of each respective series of preferred units.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2012 (dollars in thousands):

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt:
Total consolidated debt service (1)	$5,942,128	$733,648	$1,671,749	$1,589,818	$1,946,913
Noncontrolling interests' share in other consolidated subsidiaries	(108,317)	(5,614)	(11,279)	(52,627)	(38,797)
Our share of unconsolidated affiliates debt service (2)	928,851	162,101	404,046	189,061	173,643
Our share of total debt service obligations	6,762,662	890,135	2,064,516	1,726,252	2,081,759

Operating leases: (3)
Ground leases on consolidated properties	32,372	775	1,573	1,613	28,411

Purchase obligations: (4)
Construction contracts on consolidated properties	6,491	6,491	—	—	—

Total contractual obligations	$6,801,525	$897,401	$2,066,089	$1,727,865	$2,110,170

(1)
Represents principal and interest payments due under the terms of mortgage and other indebtedness and includes $1,218,183 of variable-rate debt service on ten operating properties, one construction loan, one secured credit facility and two unsecured credit facilities. The construction loan and credit facilities do not require scheduled principal payments. The future interest payments are projected based on the interest rates that were in effect at December 31, 2012. See  to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for additional information regarding the terms of long-term debt.

(2)	Includes $137,914 of variable-rate debt service. Future contractual obligations have been projected using the same assumptions as used in (1) above.

(3)
Obligations where we own the buildings and improvements, but lease the underlying land under long-term ground leases. The maturities of these leases range from 2014 to 2089 and generally provide for renewal options.

(4)
Represents the remaining balance to be incurred under construction contracts that had been entered into as of December 31, 2012, but were not complete. The contracts are primarily for development of properties.

Capital Expenditures

Deferred maintenance expenditures are generally billed to tenants as common area maintenance expense, and most are recovered over a 5 to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which a portion is recovered from tenants over a 5 to 15-year period.  We recover these costs through fixed amounts with annual increases or pro rata cost reimbursements based on the tenant’s occupied space. The following table summarizes these capital expenditures, including our share of unconsolidated affiliates' capital expenditures for the year ended December 31, 2012 compared to 2011 (dollars in thousands):

	Year Ended December 31,
	2012	2011
Tenant allowances (1)	$56,657	$46,403

Renovations	28,106	23,300

Deferred maintenance:
Parking lot and parking lot lighting	18,163	8,793
Roof repairs and replacements	8,427	3,312
Other capital expenditures	11,567	8,707
Total deferred maintenance	38,157	20,812

Total capital expenditures	$122,920	$90,515

(1)	Tenant allowances primarily relate to new leases. Tenant allowances related to renewal leases were not material for the periods presented.

We capitalized overhead of $3.2 million and $4.0 million during 2012 and 2011, respectively. We capitalized $2.7 million and $5.0 million of interest during 2012 and 2011, respectively.

We continue to make it a priority to reinvest in our properties in order to enhance their dominant position in the market. In 2012, we completed upgrades at Cross Creek Mall in Fayetteville, NC; Post Oak Mall in College Station, TX; Turtle Creek Mall in Hattiesburg, MS and Mall del Norte in Laredo, TX. Our 2013 renovation program includes upgrades at four of our properties. Renovations are scheduled to be completed in 2013 at Friendly Center in Greensboro, NC; Greenbrier Mall in Chesapeake, VA; Acadiana Mall in Lafayette, LA and Northgate Mall in Chattanooga, TN. Friendly Center's renovation will include updated walkway canopies and landscaping. Greenbrier Mall will receive a newly designed food court with new tables and chairs in addition to landscape improvements and other upgrades. The upgrades at Acadiana Mall will include updated entrances, a remodeled food court, new landscaping and other enhancements. The renovation at Northgate Mall will include exterior enhancements, new flooring and soft seating areas as well as ceiling and lighting upgrades. Our total anticipated net investment in these renovations is approximately $24.7 million.

The terms of the joint venture that we formed with TIAA-CREF require us to fund certain capital expenditures related to parking decks at West County Center of approximately $26.4 million. As of December 31, 2012, we had funded $7.3 million of this amount leaving approximately $19.1 million to be funded.

Annual capital expenditures budgets are prepared for each of our properties that are intended to provide for all necessary recurring and non-recurring capital expenditures. We believe that property operating cash flows, which include reimbursements from tenants for certain expenses, will provide the necessary funding for these expenditures.

Developments and Expansions

The following tables summarize our development projects as of December 31, 2012:

Properties Opened During the Year Ended December 31, 2012
(Dollars in thousands)
		Total Project Square Feet
Property	Location		Total Cost (1)	Cost to Date (2)	Date Opened	Initial Unleveraged Yield
Community Center:
Waynesville Commons	Waynesville, NC	127,585	$9,987	$9,505	October-12	10.6%

Community Center Expansion:
The Forum at Grandview - Phase II (3)	Madison, MS	83,060	$16,826	$13,119	April-12	7.6%

Mall /Open-Air Center Expansion:
The Shoppes at Southaven Towne Center - Phase I	Southaven, MS	15,557	$1,828	$1,614	November-12	16.4%

Mall Redevelopment:
Foothills Mall/Plaza - Carmike Cinemas	Maryville, TN	45,276	$8,337	$8,718	March-12	7.3%

Outlet Center Expansion:
The Outlet Shoppes at Oklahoma City - Phase II (3)	Oklahoma City, OK	27,850	$6,668	$5,055	November-12	11.4%

Total Properties Opened		299,328	$43,646	$38,011

(1)	Total cost is presented net of reimbursements to be received.

(2)	Cost to date does not reflect reimbursements until they are received.

(3)	These properties are 75/25 joint ventures. Total cost and cost to date are reflected at 100%.
In the fourth quarter of 2012, we opened Waynesville Commons, our newest community center development in Waynesville, NC. The 100% leased center is anchored by Belk, PetSmart and Michaels. In the second quarter of 2012, we also celebrated the opening of the second phase of The Forum at Grandview, our 75/25 joint venture community center development in Madison, MS, which is anchored by Michaels, ULTA, HomeGoods and Petco.
In the fourth quarter of 2012, we completed the first phase of an expansion at Southaven Town Center, an open-air center located in Southaven, MS. The project is fully leased to Men's Wearhouse, College Station and Rue 21.
In the first quarter of 2012, Carmike Cinemas opened a state-of-the art 12-screen movie theater complex at Foothills Mall in Maryville, TN.

We also opened the second phase of The Outlet Shoppes at Oklahoma City in the last quarter of 2012. The outlet center is 100% leased and second phase expansion includes stores such as Ann Taylor, LOFT, Waterford, Lucky Jeans and Coach Men.

Properties Under Development at December 31, 2012
(Dollars in thousands)
		Total Project Square Feet
Property	Location		Total Cost (1)	Cost to Date (2)	Expected Opening Date	Initial Unleveraged Yield
Community Center:
The Crossings at Marshalls Creek	Middle Smithfield, PA	104,525	$18,983	$11,312	Summer-13	9.8%

Mall Expansion:
Volusia Mall - Restaurant District	Daytona Beach, FL	28,000	$8,951	$4,107	Fall-13	11.0%

Mall Redevelopments:
Monroeville Mall - JC Penney/Cinemark	Pittsburgh, PA	464,792	$26,178	$8,784	October-12/Winter-13	7.6%
Southpark Mall - Dick's Sporting Goods	Colonial Heights, VA	91,770	9,891	860	Fall-13	6.6%
		556,562	$36,069	$9,644

Outlet Center:
The Outlet Shoppes at Atlanta (3)	Woodstock, GA	370,456	$80,490	$31,468	July-13	10.0%

Total Under Development		1,059,543	$144,493	$56,531

(1)	Total cost is presented net of reimbursements to be received.

(2)	Cost to date does not reflect reimbursements until they are received.

(3)	This property is a 75/25 joint venture. Total cost and cost to date are reflected at 100%.

Construction continues at The Crossings at Marshalls Creek, a community center development, which will be anchored by Price Chopper super market, Rite Aid, STS Tire and Auto Centers, and Family Dollar. The project is approximately 85% leased or committed with a grand opening scheduled for summer 2013.
We continue to invest in our mall properties through several expansion and redevelopment projects slated for completion in 2013. A 28,000-square-foot expansion to add a restaurant district at Volusia Mall in Daytona Beach commenced construction in late 2012. At Monroeville Mall, JC Penney opened their new 110,000-square-foot prototype store in October 2012, relocating from their existing store in the mall. Their former building is being redeveloped into a new 12-screen Cinemark Theatre, anticipated to open in fall 2013. We also began construction in the fourth quarter of 2012 on the redevelopment of a recently vacated Dillard's location at Southpark Mall in Colonial Heights, VA. The store will be redeveloped for a 56,000-square-foot Dick's Sporting Goods. The project may also feature a selection of specialty stores and restaurants with a grand opening planned in summer 2013.
Construction is in progress on The Outlet Shoppes at Atlanta. The 370,500-square-foot project is approximately 92% leased or committed with retailers including Saks Fifth Avenue OFF 5TH, Nike, Brooks Brothers, Under Armour, J.Crew and Fossil. This project is a 75/25 joint venture scheduled to open in July 2013.
We hold options to acquire certain development properties owned by third parties.  Except for the projects presented above, we do not have any other material capital commitments as of December 31, 2012.

Acquisitions
In December 2012, we acquired the remaining 40.0% interests in Imperial Valley Mall, L.P., Imperial Valley Peripheral, L.P. and Imperial Valley Commons, L.P. in El Centro, CA from our joint venture partner. The interests were acquired for total consideration of $36.5 million which consists of $15.5 million in cash and $21.0 million related to our assumption of the joint venture partner's share of the loan secured by Imperial Valley Mall.
In December 2012, we acquired a 49.0% joint venture interest in Kirkwood Mall in Bismarck, ND. We paid cash of $39.8 million for our 49.0% share, which was based on a total value of $121.5 million including a $40.4 million non-recourse loan. We executed an agreement to acquire the remaining 51.0% interest within 90 days subject to the lender's approval to assume the loan, which bears interest of 5.75% and matures in April 2018.

In May 2012, we acquired Dakota Square Mall in Minot, ND. The purchase price of $91.5 million consisted of $32.5 million in cash and the assumption of a $59.0 million non-recourse loan that bears interest at a fixed rate of 6.23% and matures in November 2016.
In April 2012, we exercised our rights with our noncontrolling interest partner under the terms of a mezzanine loan agreement with the borrower, which owned The Outlet Shoppes at Gettysburg in Gettysburg, PA, to convert the mezzanine loan into a member interest in the outlet shopping center. After conversion, we own a 50.0% interest in the outlet center. The investment of $24.8 million consisted of a $4.5 million converted mezzanine loan and the assumption of $20.3 million of debt. The $40.6 million of debt, of which our share is 50.0%, bears interest at a fixed rate of 5.87% and matures in February 2016.
In April 2012, we acquired a 75.0% joint venture interest in The Outlet Shoppes at El Paso, an outlet shopping center located in El Paso, TX for $31.6 million and a 50.0% joint venture interest in outparcel land adjacent to The Outlet Shoppes at El Paso for $3.9 million for a total of $35.5 million. The amount paid for our 75.0% and 50.0% interests was based on a total value of $116.8 million including a non-recourse mortgage loan of $66.9 million, which bears interest at a fixed rate of 7.06% and matures in December 2017. The entity that owned The Outlet Shoppes at El Paso used a portion of the cash proceeds to repay a $9.2 million mezzanine loan provided by us. After considering the repayment of the mezzanine loan to us, the net consideration paid by us in connection with this transaction was $28.6 million.

Dispositions

During 2012, we completed the sale of two malls, four community centers and eight parcels of land for aggregate net proceeds of $77.0 million, which were used to reduce the outstanding borrowings on our credit facilities. See Note 4 and Note 19 in Exhibit 99.1 of this Form 8-K for information on properties sold subsequent to December 31, 2012.

Off-Balance Sheet Arrangements

Unconsolidated Affiliates

We have ownership interests in 16 unconsolidated affiliates as of December 31, 2012, that are described in Note 5 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K. The unconsolidated affiliates are accounted for using the equity method of accounting and are reflected in the consolidated balance sheets as “Investments in Unconsolidated Affiliates.” The following are circumstances when we may consider entering into a joint venture with a third party:

▪
Third parties may approach us with opportunities in which they have obtained land and performed some pre-development activities, but they may not have sufficient access to the capital resources or the development and leasing expertise to bring the project to fruition. We enter into such arrangements when we determine such a project is viable and we can achieve a satisfactory return on our investment. We typically earn development fees from the joint venture and provide management and leasing services to the property for a fee once the property is placed in operation.

▪
We determine that we may have the opportunity to capitalize on the value we have created in a property by selling an interest in the property to a third party. This provides us with an additional source of capital that can be used to develop or acquire additional real estate assets that we believe will provide greater potential for growth. When we retain an interest in an asset rather than selling a 100% interest, it is typically because this allows us to continue to manage the property, which provides us the ability to earn fees for management, leasing, development and financing services provided to the joint venture.

Preferred Joint Venture Units

We consolidate our investment in a joint venture, CWJV, with Westfield.  The terms of the joint venture agreement require that CWJV pay an annual preferred distribution at a rate of 5.0%, which increases to 6.0% on July 1, 2013, on the preferred liquidation value of the perpetual preferred joint venture units (“PJV units”) of CWJV that are held by Westfield.  Westfield has the right to have all or a portion of the PJV units redeemed by CWJV with either cash or property owned by CWJV, in each case for a net equity amount equal to the preferred liquidation value of the PJV units. At any time after January 1, 2013, Westfield may propose that CWJV acquire certain qualifying property that would be used to redeem the PJV units at their preferred liquidation value. If CWJV does not redeem the PJV units with such qualifying property (a “Preventing Event”), then the annual preferred distribution rate on the PJV units increases to 9.0% beginning July 1, 2013.  We will have the right, but not the obligation, to offer to redeem the PJV units from January 31, 2013 through January 31, 2015 at their preferred liquidation value, plus accrued and unpaid distributions. We amended the joint venture agreement with Westfield in September 2012 to provide that, if we exercise our right to offer to redeem the PJV units on or before August 1, 2013, then the preferred liquidation value will be reduced by $10.0 million so long as Westfield does not reject the offer and the redemption closes on or before September 30, 2013. If we fail to make such an offer, the annual preferred distribution rate on the PJV units increases to 9.0% for the period from July 1, 2013 through June 30, 2016, at which time it decreases to 6.0% if a Preventing Event has not occurred.  If, upon redemption of the PJV units, the fair value of our common stock is greater than $32.00 per share, then such excess (but in no case greater than $26.0 million in the aggregate) shall be added to the aggregate preferred liquidation value payable on account of the PJV units.  We account for this contingency using the method prescribed for earnings or other performance measure contingencies.  As such, should this contingency result in additional consideration to Westfield, we will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.

See Note 19 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for events related to CWJV and Westfield subsequent to December 31, 2012.

Guarantees

We may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we issue a guaranty, the terms of the joint venture agreement typically provide that we may receive indemnification from the joint venture partner or have the ability to increase our ownership interest.

We own a parcel of land in Lee's Summit, MO that we are ground leasing to a third party development company.  The third party developed and operates a shopping center on the land parcel. We have guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount, representing 27% of capacity, is approximately $15.2 million. In the third quarter of 2012, the loans were modified and extended to December 2012. In August 2012, proceeds from a bond issuance were applied to reduce $10.4 million of the outstanding balance on the bond line of credit. Additionally, $1.0 million of the construction loan was repaid. The total amount outstanding at December 31, 2012 on the loans was $49.3 million of which we have guaranteed $13.3 million.  We included an obligation of $0.2 million as of December 31, 2012 and 2011 in the consolidated balance sheets, included in Exhibit 99.1 of this Form 8-K, to reflect the estimated fair value of the guaranty. The loan was in default at December 31, 2012 because it was not refinanced at the scheduled maturity date in December 2012. The third party developer is working with the lender to extend the maturity date of the loan. We have not increased our accrual for the contingent obligation as we do not believe that this contingent obligation is probable.

We have guaranteed 100% of the construction and land loans of West Melbourne I, LLC (“West Melbourne”), an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $45.4 million.  West Melbourne developed and operates Hammock Landing, a community center in West Melbourne, FL. The total amount outstanding on the loans at December 31, 2012 was $45.4 million.  The guaranty will expire upon repayment of the debt. The land loan, and the construction loan, each representing $2.9 million and $42.4 million, respectively, of the amount outstanding at December 31, 2012, mature in November 2013. The construction loan has a one-year extension option available. We included an obligation of $0.5 million in the consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of this guaranty.

We have guaranteed 100% of the construction loan of Port Orange, an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $63.0 million. Port Orange developed and operates The Pavilion at Port Orange, a community center in Port Orange, FL. The total amount outstanding at December 31, 2012 on the loan was $63.0 million. The guaranty will expire upon repayment of debt.  The loan matures in March 2014 and has a one-year extension option available.  We included an obligation of $1.0 million in the consolidated balance sheets as of December 31, 2012 and 2011, included in Exhibit 99.1 of this Form 8-K, to reflect the estimated fair value of this guaranty.

We have guaranteed the lease performance of YTC, an unconsolidated affiliate in which we own a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. We have guaranteed YTC’s performance under this agreement up to a maximum of $22.0 million, which decreases by $0.8 million annually until the guaranteed amount is reduced to 10.0 million. The guaranty expires on December 31, 2020.  The maximum guaranteed obligation was $17.2 million as of December 31, 2012.  We entered into an agreement with our joint venture partner under which the joint venture partner has agreed to reimburse us 50% of any amounts we are obligated to fund under the guaranty.  We did not include an obligation for this guaranty because we determined that the fair value of the guaranty was not material as of December 31, 2012 and 2011.

In July 2012, we guaranteed 100% of a term loan for Gulf Coast, an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $6.8 million.  The loan is for the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. The total amount outstanding as of December 31, 2012 on the loan was $6.8 million. The guaranty will expire upon repayment of the debt. The loan matures in July 2015. We did not record an obligation for this guaranty because we determined that the fair value of the guaranty was not material as of December 31, 2012.

Our guarantees and the related accounting are more fully described in Note 14 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K.

See Note 19 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for guarantee subsequent to December 31, 2012.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP.  In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures.  We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared.  On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made and if different estimates that are reasonably likely to occur could materially impact the financial statements.  Management believes that the following critical accounting policies discussed in this section reflect its more significant estimates and assumptions used in preparation of the consolidated financial statements.  We have reviewed these critical accounting estimates and related disclosures with the Audit Committee of our Board of Directors.   For a discussion of our significant accounting policies, see Note 2 of the Notes to Consolidated Financial Statements, included in Exhibit 99.1 of this Form 8-K.
Revenue Recognition
Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.
We receive reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue in accordance with underlying lease terms.
We receive management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue to the extent of the third-party partners’ ownership interest. Fees to the extent of our ownership interest are recorded as a reduction to our investment in the unconsolidated affiliate.
Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, our receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When we have an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to our ownership interest is deferred.

Real Estate Assets
We capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.
All acquired real estate assets are accounted for using the acquisition method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The purchase price is allocated to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements and (ii) identifiable intangible assets and liabilities generally consisting of above- and below-market leases and in-place leases. We use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation methods to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates is recorded at its fair value based on estimated market interest rates at the date of acquisition.
Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.
Carrying Value of Long-Lived Assets
We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts or if there are other indicators of impairment. If it is determined that impairment has occurred, the amount of the impairment charge is equal to the excess of the asset’s carrying value over its estimated fair value.  We estimate fair value using the undiscounted cash flows expected to be generated by each property, which are based on a number of assumptions such as leasing expectations, operating budgets, estimated useful lives, future maintenance expenditures, intent to hold for use and capitalization rates, among others.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the future cash flows estimated in our impairment analyses may not be achieved. During the year ended December 31, 2012, we recorded a loss on impairment of real estate totaling $50.9 million. Of this total, $26.5 million is attributable to four properties which were sold in 2012 and included in discontinued operations, $23.3 million is attributable to two existing properties and $1.1 million relates to the sale of three outparcels. During the year ended December 31, 2011, we recorded impairment charges of $58.7 million. Of this total, $50.7 million is due to the impairment of one mall and $0.6 million is from the sale of one outparcel. The balance of $7.4 million relates to properties that are included in discontinued operations. During the year ended December 31, 2010 , we recorded a $40.3 million loss on impairment, of which $39.1 million relates to three properties which are included in discontinued operations and $1.2 attributable to the sale of an outparcel. See Notes 4 and 15 to the consolidated financial statements, included in Exhibit 99.1 of this Form 8-K, for additional information about these impairment losses.
Allowance for Doubtful Accounts
We periodically perform a detailed review of amounts due from tenants and others to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances.  Our estimate of the allowance for doubtful accounts requires significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.  We recorded a provision for doubtful accounts of $1.5 million, $1.7 million and $2.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Investments in Unconsolidated Affiliates
We evaluate our joint venture arrangements to determine whether they should be recorded on a consolidated basis.  The percentage of ownership interest in the joint venture, an evaluation of control and whether a VIE exists are all considered in the consolidation assessment.

Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to our historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of our interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to our historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes that we have no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method are met.
We account for our investment in joint ventures where we own a noncontrolling interest or where we are not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, our cost of investment is adjusted for our share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.
Any differences between the cost of our investment in an unconsolidated affiliate and our underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of our investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on our investment and our share of development and leasing fees that are paid by the unconsolidated affiliate to us for development and leasing services provided to the unconsolidated affiliate during any development periods. The net difference between our investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates is generally amortized over a period of 40 years.
On a periodic basis, we assess whether there are any indicators that the fair value of our investments in unconsolidated affiliates may be impaired. An investment is impaired only if our estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment. Our estimates of fair value for each investment are based on a number of assumptions such as future leasing expectations, operating forecasts, discount rates and capitalization rates, among others.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the fair values estimated in the impairment analyses may not be realized.
No impairments of investments in unconsolidated affiliates were incurred during 2012, 2011 and 2010.
Recent Accounting Pronouncements
Accounting Guidance Adopted

In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The objective of ASU 2011-04 is to align fair value measurements and related disclosure requirements under GAAP and International Financial Reporting Standards (“IFRSs”), thus improving the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The adoption of ASU 2011-04 did not have a material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). The objective of this accounting update is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in capital. ASU 2011-05 requires that all non-owner changes in capital be presented either in a single continuous statement of comprehensive income or in two separate but continuous statements of net income and other comprehensive income. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied retrospectively. In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). This guidance defers the changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. Other requirements of ASU 2011-05 are not affected by ASU 2011-12. The guidance in ASU 2011-12 was effective at the same time as ASU 2011-05 so that entities would not be required to comply with the presentation requirements in ASU 2011-05 that ASU 2011-12 deferred. The adoption of this guidance changed the presentation format of our consolidated financial statements but did not have an impact on the amounts reported in those statements.

In December 2011, the FASB issued ASU No. 2011-10, Derecognition of in Substance Real Estate - a Scope Clarification (“ASU 2011-10”). This guidance applies to the derecognition of in substance real estate when the parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate because of a default by the subsidiary on its nonrecourse debt. Under ASU 2011-10, the reporting entity should apply the guidance in Accounting Standards Codification ("ASC") 360-20, Property, Plant and Equipment - Real Estate Sales, to determine whether it should derecognize the in substance real estate. Generally, the requirements to derecognize in substance real estate would not be met before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. Thus, even if the reporting entity ceases to have a controlling financial interest under ASC 810-10, Consolidation - Overall, it would continue to include the real estate, debt, and the results of the subsidiary's operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. ASU 2011-10 should be applied on a prospective basis to deconsolidation events occurring after the effective date. For public companies, this guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. We elected to adopt ASU 2011-10 effective January 1, 2012. The adoption of this guidance did not have an impact on our consolidated financial statements.

Accounting Pronouncements Not Yet Effective
In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). The objective of ASU 2013-02 is to improve reporting of reclassifications out of accumulated other comprehensive income ("AOCI") by presenting information about such reclassifications and their corresponding effect on net income primarily in one place either on the face of the financial statements or in the notes. ASU 2013-02 requires an entity to disclose information by component for significant amounts reclassified out of AOCI if the amounts reclassified are required to be reclassified under GAAP to net income in their entirety in the same reporting period. For amounts not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 established the effective date and guidance for the presentation of reclassification adjustments which ASU 2011-12 deferred. For public companies, this guidance is effective on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2012. ASU 2013-02 does not change the calculation of net income or comprehensive income and will not have an impact on the amounts reported in the Operating Partnership's consolidated financial statements.
Impact of Inflation and Deflation
Deflation can result in a decline in general price levels, often caused by a decrease in the supply of money or credit.  The predominant effects of deflation are high unemployment, credit contraction and weakened consumer demand.  Restricted lending practices could impact our ability to obtain financings or refinancings for our properties and our tenants’ ability to obtain credit.  Decreases in consumer demand can have a direct impact on our tenants and the rents we receive.
During inflationary periods, substantially all of our tenant leases contain provisions designed to mitigate the impact of inflation.  These provisions include clauses enabling us to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases.  In addition, many of the leases are for terms of less than ten years, which may provide us the opportunity to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate.  Most of the leases require the tenants to pay a fixed amount subject to annual increases for their share of operating expenses, including common area maintenance, real estate taxes, insurance and certain capital expenditures, which reduces our exposure to increases in costs and operating expenses resulting from inflation.
Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO allocable to common unitholders as defined above by NAREIT less distributions on preferred units. Our method of calculating FFO allocable to common unitholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
We believe that FFO provides an additional indicator of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, we believe that FFO enhances investors’ understanding of our operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of our properties and interest rates, but also by our capital structure.

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating our operating performance or to cash flow as a measure of liquidity.
We recorded a gain on investment of $45.1 million related to the acquisition of the remaining 40% noncontrolling interest in Imperial Valley Mall in December 2012. During 2012 and 2011, we recorded gains on extinguishment of debt from both continuing and discontinued operations. Considering the significance and nature of these items, we believe that it is important to identify the impact of these changes on our FFO measures for a reader to have a complete understanding of our results of operations. Therefore, we have also presented FFO excluding these items.
FFO increased 8.4% to $458.2 million for the year ended December 31, 2012 compared to $422.7 million for the prior year.  Excluding the gain on investment and gains on extinguishment of debt, FFO increased 5.8% for the years ending December 31, 2012 and 2011 to $412.8 million and $390.2 million, respectively.
The reconciliation of FFO to net income attributable to common unitholders is as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Net income attributable to common unitholders	$103,356	$117,401	$40,592
Depreciation and amortization expense of:
Consolidated properties	265,192	270,828	279,936
Unconsolidated affiliates	43,956	32,538	27,445
Discontinued operations	3,442	5,542	11,836
Non-real estate assets	(1,841)	(2,488)	(4,182)
Noncontrolling interests' share of depreciation and amortization	(5,071)	(919)	(605)
Loss on impairment of real estate, net of tax benefit	50,343	56,557	40,240
Gain on depreciable property	(652)	(56,763)	—
(Gain) loss on discontinued operations, net of tax	(566)	1	(379)
Funds from operations of the operating partnership	458,159	422,697	394,883
Gain on extinguishment of debt	(265)	(32,463)	—
Gain on investments	(45,072)	—	$888
Funds from operations of the operating partnership, as adjusted	$412,822	$390,234	$395,771